Exhibit 99.1

MEDIA CONTACT Jennifer Donahue 858-485-3029 office Jennifer.Donahue@Teradata.com

Teradata Elects Todd McElhatton to Board of Directors

Brings Proven Business Leadership of Cloud Transformation Activities and Financial Expertise

SAN DIEGO – June 1, 2022 – Teradata (NYSE: TDC) today announced the election of Todd McElhatton to its Board of Directors, effective June 1, 2022. With his election, Teradata expanded the size of the Board from 9 to 10 directors, nine of whom are independent.

McElhatton brings more than 25 years of corporate finance leadership experience, with specific emphasis on the shift from enterprise software to the cloud. He currently serves as Chief Financial Officer of Zuora, an NYSE-listed cloud-based subscription management software company, a position he has held since June 2020. He previously held various roles at SAP, including SVP and CFO of the Cloud Business Group, where he led the execution of the financial vision for its cloud business strategy across multiple lines of business globally, and SVP and CFO of SAP North America, where he provided oversight to SAP’s financial activities in the United States and Canada. Prior to that, McElhatton served as CFO of VMware’s Hybrid Cloud Business, Vice President of Oracle’s Cloud Services, and CFO of Hewlett Packard’s Managed Services Business.

“Todd’s expertise at the intersection of finance and cloud transformation directly aligns with Teradata’s strategic plan and will be a tremendous asset as we continue to execute our own transformation and drive sustainable profitable growth,” said Mike Gianoni, Chairman of the Board. “Our ongoing efforts to enhance the cloud expertise of our Board is a testament to our commitment to supporting Teradata’s growth objectives, and we are delighted to welcome Todd to the Board.”

McElhatton said, “Teradata has seen tremendous success in its cloud transformation with an exciting roadmap ahead. Strategic capital investment and discipline are core to Teradata’s execution, and I look forward to working with the Board to help build on Teradata’s progress and momentum.”

McElhatton was selected following a comprehensive search conducted by the Board and he has been elected as a Class III director. He will serve as a member of Teradata’s Audit Committee and has been designated as an Audit Committee Financial Expert. McElhatton holds a B.A. in Business Administration from Southern Methodist University and an M.B.A. from the University of Tennessee.

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